EXHIBIT 21.

SUBSIDIARIES OF NORTHERN STATES FINANCIAL CORPORATION

Bank of Waukegan
1601 N. Lewis Avenue
Waukegan, Illinois 60085

State of Incorporation - Illinois

A Wholly-Owned Subsidiary of
Northern States Financial Corporation

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